Exhibit 99.1

Ark Restaurants Announces Financial Results for the Fourth Quarter and Full Year 2010

NEW YORK--(BUSINESS WIRE)--December 29, 2010--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and full year ended October 2, 2010.

As of October 2, 2010, the Company had no long-term debt and cash, cash equivalents and short term investments totaling $9,449,000.

The Company reports fiscal years under a 52/53-week format. The fiscal year ended October 2, 2010 was a 52 week year. The prior fiscal year ended October 3, 2009 was a 53 week year. The three month period ended October 2, 2010 contained 13 weeks and the prior year’s three month period ended October 3, 2009 contained 14 weeks. Having one more week in each of the 2009 full fiscal year and fourth quarter distorts the comparisons with the 2010 full fiscal year and fourth quarter.

Total revenues for the three-month period ended October 2, 2010 were $31,916,000 versus $33,335,000 in the three months ended October 3, 2009. Total revenues for fiscal 2010 were $117,768,000 versus $115,007,000 in fiscal 2009.

EBITDA adjusted for non-cash stock option expense for the three-month period ended October 2, 2010 was $2,652,000 versus $2,950,000 during the same three-month period last year. For the year ended October 2, 2010, EBITDA before non-cash stock option expense was $8,081,000 versus $8,099,000 last year. EBITDA comparisons are distorted due to the extra week in each of the fiscal 2009 fourth quarter and the full year.

The Company’s income for the three-month period ended October 2, 2010 was $1,083,000, or $0.31 per share ($0.31 per diluted share), as compared to $1,325,000, or $0.38 per share ($0.38 per diluted share), for the same three-month period last year. The Company’s income for the year ended October 2, 2010 was $2,605,000, or $0.75 per share ($0.74 per diluted share), as compared to $3,059,000, or $0.88 per share ($0.87 per diluted share), last year. Income comparisons are distorted due to the extra week in each of the fiscal 2009 fourth quarter and the full year.

Compared to the same three month period last year, Company-wide same store sales decreased by 7.3%. For the year ended October 2, 2010, Company-wide same store sales decreased by 1.4% from fiscal 2009. Company-wide same store comparisons are distorted due to the extra week in each of the fiscal 2009 fourth quarter and the full year. If the Company were to adjust each of the fiscal 2009 fourth quarter and the full year to eliminate the extra week, Company-wide same store sales would have been relatively the same for the three-month and full fiscal year periods ended October 2, 2010.

Ark Restaurants owns and operates 22 restaurants and bars, 29 fast food concepts and catering operations. Nine restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and seven food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. The operations at the Foxwoods Resort Casino include one fast food concept and six fast food concepts at the MGM Grand Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Consolidated Statements of Income
For the 13 week and 52 week periods ended October 2, 2010 and the 14 and 53 week periods ended October 3, 2009
(In Thousands, Except per share amounts)

	13 weeks ended	14 weeks ended	52 weeks ended	53 weeks ended

	October 2,	October 3,	October 2,	October 3,
	2010	2009	2010	2009

TOTAL REVENUES	$31,916	$33,335	$117,768	$115,007

COST AND EXPENSES:

Food and beverage cost of sales	8,335	8,677	30,326	29,420
Payroll expenses	10,211	10,492	38,003	37,111
Occupancy expenses	4,427	4,282	16,758	16,649
Other operating costs and expenses	4,602	5,015	16,293	16,102
General and administrative expenses	2,238	2,073	9,516	8,834
Depreciation and amortization	981	932	3,873	3,619

Total costs and expenses	30,794	31,471	114,769	111,735

OPERATING INCOME	1,122	1,864	2,999	3,272

OTHER (INCOME) EXPENSE:

Interest income, net	(1)	(2)	(53)	(252)
Other income, net	(431)	(55)	(386)	(559)
Total other income, net	(432)	(57)	(439)	(811)

Income before provision for income taxes	1,554	1,921	3,438	4,083

Provision for income taxes	511	539	1,121	1,240

NET INCOME	1,043	1,382	2,317	2,843

Net (income) loss attributable to non-controlling interests	40	(57)	288	216

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$1,083	$1,325	$2,605	$3,059

Net income per share of Ark Restaurants Corp. common stock
Basic	$0.31	$0.38	$0.75	$0.88
Diluted	$0.31	$0.38	$0.74	$0.87

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,490	3,490	3,490	3,494

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,512	3,515	3,514	3,506

EBITDA Reconciliation:
Income before provision for income taxes	$1,554	$1,921	$3,438	$4,083
Depreciation and amortization	981	932	3,873	3,619
Interest income, net	(1)	(2)	(53)	(252)
EBITDA (a)	$2,534	$2,851	$7,258	$7,450

EBITDA adjusted for non-cash stock option expense and non-controlling interests:
EBITDA (as defined) (a)	$2,534	$2,851	$7,258	$7,450
Net (income) loss attributable to non-controlling interests	40	(57)	288	216
Non-cash stock option expense	78	156	535	433
EBITDA, as adjusted	$2,652	$2,950	$8,081	$8,099

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the
Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income (loss), is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com